SCHEDULE 13G

CUSIP NO. 871565107

Exhibit 1

JOINT FILING AGREEMENT

 In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to 625,000 shares of Common Stock of SUNation Energy, Inc. and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

 The undersigned further agree that each party hereto is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided, however, that no party is responsible for the completeness or accuracy of the information concerning any other party making the filing, unless such party knows or has reason to believe that such information is inaccurate.

 IN WITNESS WHEREOF, the parties have executed this Joint Filing Agreement on August 28, 2026.

PINNACLE FAMILY OFFICE INVESTMENTS, L.P.

By: Pinnacle Family Office, LLC, its general partner

By: _/s/ Barry M. Kitt

 Barry M. Kitt, its manager

/s/ Barry M. Kitt______

Barry M. Kitt